Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Casella Waste Systems, Inc. and its subsidiaries of our report dated June 26, 2014, relating to our audits of the consolidated financial statements, the financial statement schedule, and internal control over financial reporting, which appears in the Annual Report on Form 10-K of Casella Waste Systems, Inc. and its subsidiaries for the year ended April 30, 2014.

/s/ McGladrey LLP

Boston, Massachusetts

October 29, 2014